Exhibit 99.3

For Immediate Release: October 14, 2010

Occidental Petroleum Announces Significant Changes to

Executive Compensation Program

LOS ANGELES, October 14, 2010 — Occidental Petroleum Corporation (NYSE:OXY) today announced that its Board of Directors has approved significant changes to its executive long-term incentive compensation program that will substantially reduce the Company’s overall compensation levels to be more in line with its peers. The new program will neutralize the potential impact of commodity pricing and further align the interests of senior executives with those of Occidental shareholders.

The new program resulted from a comprehensive review of the Company’s compensation practices, which included consultations with independent compensation consultants and many productive discussions with a large number of Occidental stockholders and their representatives.

The new program applies to Chairman and Chief Executive Officer Dr. Ray R. Irani, President and Chief Operating Officer Stephen I. Chazen and other senior Occidental executives. Highlights of the new compensation program and the grants that were made available on October 13, 2010, are as follows:

•                                    The new executive long-term incentive compensation program utilizes a combination of long-term incentives, a substantial portion of which are performance-based Total Shareholder Return Incentives (“TSRIs”).

•                                    The TSRIs are based on a sliding scale, measured against the relative performance of a 12-company industry peer group. For example, if Occidental performs in the bottom 25 percent of its peer group over a 3-year period from the date of the award, Dr. Irani and Mr. Chazen will not receive any TSRI-related compensation. Based on grant date fair values, if the Company ranks 6th among the 12-company peer group, their TSRIs will pay out at $8,000,000 and $6,400,000, respectively, which are substantially lower than in previous years.

•                                    Maximum payout for the TSRIs, which will also be substantially lower than in previous plans, will occur only if Occidental’s cumulative 3-year TSRI performance ranks 1st among its 12 peer companies and outperforms the S&P 500.  The maximum TSRI-related payout for Dr. Irani and Mr. Chazen, if Occidental ranks 1st, would be $20,000,000 and $16,000,000, respectively, as of the grant date.

•                                    The remaining portion of long-term incentives will be an allotment of tax-qualified Restricted Shares. These shares will have a minimum vesting period of three years and are valued as of the grant date at $5,000,000 for Dr. Irani and $4,000,000 for Mr. Chazen.

Under the new program, at all performance levels, the compensation for Occidental’s Chairman and Chief Executive Officer is expected to be lower than that of one or more peer companies based on the latest publicly available data provided by these companies.

The new compensation program maintains Occidental’s overall approach of incentivizing and rewarding superior performance in support of Occidental’s long-term strategic goals by providing executives with a substantial portion of long-term, at-risk compensation and relatively low levels of non-performance-based compensation, including base salaries that are lower than virtually all those reported by its peers.

Secretary Spencer Abraham, Chairman of the Compensation Committee, stated, “At the 2010 Annual Meeting last May, the Board informed our stockholders that Aziz Syriani, our Lead Independent Director, and I would be meeting in the next several months with our stockholders to assess their views of appropriate changes to our compensation program. We also met with outside compensation consultants to seek their advice.

“This shareholder input and consultant advice has been extremely valuable in helping us to redesign our compensation program, and we are grateful for the feedback we have received over the past several months. We look forward to continuing this constructive dialogue as we implement our new policies.”

Secretary Abraham added, “Throughout this process, our goal has been to redesign Occidental’s compensation program to bring compensation in the ranges used by our peer companies, provide the proper incentives for our executives, reflect current best practices, and address concerns raised by investors.”

ABOUT OXY

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth-largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve uncertainties that could materially affect expected results.  Words such as “intend”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Factors that could cause results to differ materially include, but are not limited to: actions by third parties, including actions by competitors, litigation, reconsideration of decisions in light of new information or the passage of time and increases in competition for leadership talent.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise.

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Contacts: Richard S. Kline (media)

richard_kline@oxy.com

310-443-6249

Chris Stavros (investors)

chris_stavros@oxy.com

212-603-8184

On the web: www.oxy.com